As filed with the Securities and Exchange Commission on December 22, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UDR, Inc.
(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	1745 Shea Center Drive, Suite 200 Highlands Ranch, Colorado 80129 (720) 283-6120 (Address of principal executive offices) (Zip Code)	54-0857512 (IRS Employer Identification No.)
1999 Long-Term Incentive Plan
(as amended and restated February 6, 2014)
(Full title of the plan)

Warren L. Troupe
Senior Executive Vice President
UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129
(Name and address of agent for service)
(720) 283-6120
(Telephone number, including area code, of agent for service)

Copies to:

David M. Lynn, Esq. Morrison & Foerster LLP 2000 Pennsylvania Avenue, NW Washington, D.C. 20006 (202) 887-1563

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	
Non-accelerated filer	 (Do not check if a smaller reporting company)	Smaller reporting company	

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	3,000,000	$31.14	$93,420,000	$10,855.40

(1)
Represents additional shares of Common Stock issuable pursuant to UDR, Inc.’s 1999 Long-Term Incentive Plan (as amended February 6, 2014) (the “Plan”), which was approved by UDR, Inc.’s stockholders on May 22, 2014. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares of common stock which may become offered and issued under the Plan to prevent dilution from stock splits, stock dividends, recapitalizations or any other similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on December 18, 2014.

EXPLANATORY NOTE
This Registration Statement is filed by UDR Inc. (the “Registrant”) for the purpose of registering, pursuant to General Instruction E to Form S-8, additional shares of the Registrant’s Common Stock, $0.01 par value per share (the “Common Stock”) under the 1999 Long-Term Incentive Plan (as amended and restated on February 6, 2014) (the “Plan”). On April 9, 2014, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included proposals to, among other things, increase the number of shares available for issuance under the Plan by 3,000,000 shares of Common Stock. The proposal to increase the number of shares available for issuance under the Plan was approved by the Registrant’s stockholders on May 22, 2014. This Registration Statement registers the 3,000,000 additional shares of Common Stock available for issuance under the Plan.
The 3,000,000 additional shares of Common Stock available for issuance under the Plan registered pursuant to this Registration Statement are the same class as those previously registered on Form S-8 on April 8, 1999 (File No. 333-75897) and June 24, 2009 (File No. 333-160180). The contents of all aforementioned Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated herein by reference, except as modified herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents, all of which were previously filed by the Registrant (File No. 1-10524) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), are hereby incorporated by reference, except to the extent that such reports/documents are only “furnished” to the Commission:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on February 25, 2014;

•
The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the Commission on April 29, 2014, the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, filed with the Commission on July 29, 2014, and the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, filed with the Commission on October 29, 2014;

•
The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 6, 2014 (an amendment to the Current Report on Form 8-K filed December 18, 2013), January 6, 2014, May 28, 2014, June 26, 2014, and July 31, 2014;

•
The Registrant’s Definitive Proxy Statement dated April 9, 2014, and definitive additional materials filed with the Commission on April 9, 2014, both filed in connection with the Registrant’s Annual Meeting of Stockholders held on May 22, 2014; and

•
The description of the Registrant’s common stock as set forth in the Registration Statement on Form 8-A12B/A filed with the Commission on November 7, 2005, including any amendments or reports filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 6.	Indemnification of Directors and Officers.
Our charter and bylaws provide for indemnification of directors and officers to the full extent permitted by the laws of the State of Maryland.

         Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or upon an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

If the person involved is not a director or officer of the Registrant, the board of directors may cause the Registrant to indemnify to the same extent allowed for directors and officers of the Registrant the person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

         The Registrant also maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions or deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities, including liabilities arising under the Securities Act. The Registrant has also entered into agreements with certain of its directors and officers which provide them with indemnification against such liabilities to the fullest extent permitted by law.

The above discussion of our charter and bylaws and of the Maryland General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such charter, bylaws and statutes.

Item 8.	Exhibits.
The following exhibits are attached to this Registration Statement:

Exhibit No.	Description
4.1
Articles of Restatement (incorporated by reference to Exhibit 3.09 to the Registrant’s Current Report on Form 8-K dated July 27, 2005 and filed with the Commission on August 1, 2005, Commission File No. 1-10524).

4.2
Articles of Amendment to the Articles of Restatement (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated March 14, 2007 and filed with the Commission on March 15, 2007, Commission File No. 1-10524).

4.3
Articles of Amendment to the Articles of Restatement (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated August 29, 2011 and filed with the Commission on September 1, 2011, Commission File No. 1-10524).

4.4
Form of Common Stock Certificate (incorporated by reference to the Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated March 14, 2007 and filed with the Commission on March 15, 2007, Commission File No. 1-10524).

4.5
Amended and Restated Bylaws (as amended through May 12, 2011) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 12, 2011 and filed with the Commission on May 13, 2011, Commission File No. 1-10524).

5.1	Opinion of Morrison & Foerster LLP.
10.1*
UDR, Inc. 1999 Long-Term Incentive Plan (as amended and restated February 6, 2014) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated May 22, 2014 and filed with the Commission on May 28, 2014, Commission File No. 1-10524).

23.1	Consent of Ernst & Young LLP.
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page hereto).

* Management or compensatory agreement.

Item 9.	Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
(i) to include any prospectus required by Section 10(a)(3) or the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highlands Ranch, State of Colorado, on December 22, 2014.

UDR, Inc.

By:	/s/ Warren L. Troupe
Warren L. Troupe
Senior Executive Vice President

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas W. Toomey and Warren L. Troupe, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Name and Signature	Title	Date

/s/ Thomas W. Toomey	Chief Executive Officer, President and Director (Principal Executive Officer)	December 22, 2014
Thomas W. Toomey

/s/ Thomas M. Herzog	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 22, 2014
Thomas M. Herzog

/s/ Mark A. Schumacher	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 22, 2014
Mark A. Schumacher

/s/ James D. Klingbeil	Chairman of the Board	December 22, 2014
James D. Klingbeil

/s/ Lynn B. Sagalyn	Vice Chair of Board	December 22, 2014
Lynn B. Sagalyn

/s/ Katherine A. Cattanach	Director	December 22, 2014
Katherine A. Cattanach

/s/ Eric J. Foss	Director	December 22, 2014
Eric J. Foss

/s/ Robert P. Freeman	Director	December 22, 2014
Robert P. Freeman

/s/ Jon A. Grove	Director	December 22, 2014
Jon A. Grove

/s/ Robert A. McNamara	Director	December 22, 2014
Robert A. McNamara

/s/ Mark R. Patterson	Director	December 22, 2014
Mark R. Patterson

EXHIBIT INDEX

Exhibit No.	Description
4.1
Articles of Restatement (incorporated by reference to Exhibit 3.09 to the Registrant’s Current Report on Form 8-K dated July 27, 2005 and filed with the Commission on August 1, 2005, Commission File No. 1-10524).

4.2
Articles of Amendment to the Articles of Restatement (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated March 14, 2007 and filed with the Commission on March 15, 2007, Commission File No. 1-10524).

4.3
Articles of Amendment to the Articles of Restatement (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated August 29, 2011 and filed with the Commission on September 1, 2011, Commission File No. 1-10524).

4.4
Form of Common Stock Certificate (incorporated by reference to the Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated March 14, 2007 and filed with the Commission on March 15, 2007, Commission File No. 1-10524).

4.5
Amended and Restated Bylaws (as amended through May 12, 2011) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 12, 2011 and filed with the Commission on May 13, 2011, Commission File No. 1-10524).

5.1	Opinion of Morrison & Foerster LLP.
10.1*
UDR, Inc. 1999 Long-Term Incentive Plan (as amended and restated February 6, 2014) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated May 22, 2014 and filed with the Commission on May 28, 2014, Commission File No. 1-10524).

23.1	Consent of Ernst & Young LLP.
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page hereto).

 * Management or compensatory agreement.